Exhibit 10.13

September 20, 2019

Via Email and FedEx

Vividion Therapeutics, Inc.

3565 General Atomics Ct., Suite 100

San Diego, CA 92121

Attn: Chief Executive Officer

Re: Addition of Stat3 to Master Research and Collaboration Agreement

Dear Sir or Madam:

This letter agreement (the “Letter Agreement”) is being entered into by and between Vividion Therapeutics, Inc. (“Vividion”) and Celgene Corporation (“Celgene”), in connection with the Master Research and Collaboration Agreement entered into by Vividion and Celgene dated March 1, 2018 (the “Collaboration Agreement”), pursuant to which Celgene and Vividion agreed to collaborate on the research and development of therapeutics directed against certain targets. Capitalized terms used in this Letter Agreement that are not otherwise defined herein have the meanings set forth in the Collaboration Agreement.

The Parties hereby acknowledge and agree, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, as follows:

1. Stat3 is hereby added to the Collaboration as a Deal Target, and Schedule 1.1.35 of the Collaboration Agreement is hereby deleted in its entirety and replaced with the revised Schedule 1.1.35 attached hereto as Exhibit A.

2. Solely with respect to the Stat3 Deal Target Program, Vividion and Celgene acknowledge and agree that, notwithstanding the provisions of Sections 3.1.1(a) and (b) of the Collaboration Agreement, if Celgene exercises its Opt-In Right with respect to the Stat3 Deal Target Program, the Stat3 Deal Target Program shall be designated as both a Shared Global Program and a Vividion Lead Shared Program, regardless of the number of Deal Target Programs, E3 Ligase Programs, or Vividion Cereblon Programs for which Celgene has previously exercised its Opt-In Right, and, subject to Vividion’s rights under Section 3.1.1(d) of the Collaboration Agreement, the Parties shall enter into a Global Co-Development and Co-Commercialization Agreement with respect to the Stat3 Deal Target Program in accordance with Section 3.1.2 of the Collaboration Agreement. If Celgene exercises its Opt-In Right with respect to the Stat3 Deal Target Program, all subsequent Deal Target Programs, E3 Ligase Programs, and Vividion Cereblon Programs for which Celgene exercises its Opt-In Right shall be treated as per the structure described in Section 3.1.1(a), (b), and (c) of the Collaboration Agreement, without regard to the exercise of the Opt-In Right for the Stat3 Deal Target Program. By way of example, (i) if the Stat3 Deal Target Program is the first Program (other than a CCB Program) for which Celgene exercises its Opt-In Right, the Stat3 Deal Target Program shall be designated as both a Shared Global Program and a Vividion Lead Shared Program, and, per Section 3.1.1(a) of the Collaboration Agreement, the next subsequent Program (other than a CCB Program) for which Celgene exercises its Opt-In Right shall be shall be the

“First Program” as defined in the Collaboration Agreement and shall be a Licensed Program; (ii) if the Stat3 Deal Target Program is the first Deal Target Program or E3 Ligase Program for which Celgene exercises its Opt-In Right after the First Program, the Stat3 Deal Target Program shall be designated as both a Shared Global Program and a Vividion Lead Shared Program, and, per Section 3.1.1 (b)(i) of the Collaboration Agreement, the next subsequent Deal Target Program or E3 Ligase Program for which Celgene exercises its Opt-In Right shall be a Shared US Program; and (iii) if the Stat 3 Deal Target Program is the second Deal Target Program or E3 Ligase Program for which Celgene exercises its Opt-In Right after the First Program, the Stat3 Deal Target Program shall be designated as both a Shared Global Program and a Vividion Lead Shared Program, and, per Section 3.1.1(b)(ii) of the Collaboration Agreement, the next subsequent Deal Target Program or E3 Ligase Program for which Celgene exercises its Opt-In Right shall also be a Shared Global Program and a Vividion Lead Shared Program.

3. This Letter Agreement shall be deemed incorporated into and made a part of the Collaboration Agreement. The provisions of this Letter Agreement shall constitute an amendment to the Collaboration Agreement, and, to the extent that any term or provision of this Letter Agreement is inconsistent with any term or provision in the Collaboration Agreement, this Letter Agreement shall govern and control. Except as expressly amended by this Letter Agreement, all other terms and conditions of the Collaboration Agreement shall remain unchanged, and the Collaboration Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities and obligations of Celgene and Vividion thereto, as presently constituted, will continue in full effect.

4. By his or her execution of this Letter Agreement, each of the signatories below represents and warrants, on behalf of himself or herself and on behalf of the Party on whose behalf he or she is signing, that (a) he or she is a duly authorized representative of the Party on whose behalf he or she is signing, (b) he or she is duly authorized by such Party to execute this Letter Agreement on behalf of such Party and (c) this Letter Agreement has been duly executed and delivered on behalf of such Party and is a legal and valid obligation binding upon such Party and is enforceable in accordance with its terms.

5. This Letter Agreement may be executed in two (2) counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of Electronic Delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a claim or defense with respect to the formation of a contract, and each Party forever waives any such claim or defense, except to the extent that such claim or defense relates to lack of authenticity.

[Signature pages follow]

Very truly yours

CELGENE CORPORATION

By:	/s/ Rupert Vessey
Name:	Rupert Vessey
Title:	Exec. VP & President
Global Research & Early Dev.

Agreed and accepted as of the date set forth above:

VIVIDION THERAPEUTICS, INC.

By:	/s/ G. Diego Miralles
Name:	G. Diego Miralles
Title:	Chief Executive Officer

Cc:	Vividion Therapeutics, Inc.

3565 General Atomics Ct., Suite 100

San Diego, CA 92121

Attn: Legal Department

and

WilmerHale

60 State Street

Boston, MA 02109

Attn: Steven D. Singer and Steven D. Barrett

Exhibit A

SCHEDULE 1.1.35

DEAL TARGETS